UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.   )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

ORBCOMM Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Form of email sent to shareholders of ORBCOMM Inc. on April 29, 2009.]
Subject: PROXY Governance, INC. Comes Out in Favor of ORBCOMM
Dear Fellow Shareholder,
As you may already be aware, PROXY Governance announced its recommendation in favor of management late yesterday afternoon. This is the third leading proxy advisory firm to come out in favor of management’s Board nominees. I wanted to forward along the Summary and Conclusion in its entirety from PROXY Governance as we believe it speaks to the heart of the issues at hand and provides an independent view on why investors should side with management when filing your proxy cards. Please sign, date, and return the WHITE proxy card in support of our director nominees TODAY.
“Summary
Of the two core strategies for making a million dollars — start with a dollar, or start with a billion dollars — this may be the first proxy contest ever launched in support of the second.
Other than those outsiders pushing the $25 million capital raise — at least initially because they would personally profit from it — no one believes the company needs this money, particularly at this moment. This could be because the company closed its books on 2008 with three times that amount of unrestricted cash on its books. It might be the fact that the company generates positive cash flow from its operations. While reassuring to other shareholders, the most compelling argument isn’t even that the officers and directors — who, unlike the dissidents, own enough shares (18%) to take both capital adequacy and capital efficiency seriously — have a substantial personal incentive to not get this wrong. It is, instead, the additional $20 million cushion of vendor financing which the company does not expect to tap, and the numerous banking relationships, including the one through which it raised $70 million only a few years ago, give it direct access to the capital markets on efficient, competitive terms. There is clearly no need to raise additional cash now, and no reason to believe the company would be unable to raise it in the future, if things came down to it.
This is a robust cash plan — which in turn makes it difficult to understand how borrowing an additional $25 million the company doesn’t need now, if ever; paying upfront fees of at least 8%; diluting shareholders by more than 20% to repay half the funds; and accepting an unnecessary but ongoing cash drain from debt service for the remainder, could be anything but a destruction of shareholder value. Whether the dissidents have now foresworn their share of the banking fees is immaterial. An expensive and dilutive capital raise which is also demonstrably unnecessary raises significant questions about the judgment of any directors who would pursue it.
And yet it remains the centerpiece of the dissident campaign to elect their two nominees, if only because among the rest of their proposals what seems to have potential isn’t new, and what seems to be new hasn’t much potential. Breakout innovations such as satellite-based AIS tracking and monitoring cathodic protection on oil pipelines are initiatives the company was bringing to market long before the dissidents first presented their ideas to the board last summer. By contrast, returning to a business model in which the company competes directly in the VAR business, notes Raymond James & Associates, is “the exact same strategy that sunk Orbcomm earlier this decade when the company employed over 600 salesmen and engineers and tasked them with evangelizing the technology to every imaginable application.” Similarly, adding senior “market engagement” officers and an additional VP of Customer Engineering “would simply add an unnecessary layer of additional costs into Orbcomm’s business model while also creating possible channel conflict with Orbcomm’s reseller channel.”
Rationale/Conclusion:
Because the dissidents advocate pursuing commercial initiatives the company is already bringing to market, returning to a business model which previously led the company into bankruptcy, and securing an unnecessary but expensive and dilutive capital raise, we believe shareholders’ interests are better represented by re-electing the incumbent management nominees.”*
If there are any questions, please feel free to contact me.
Lucas
Lucas Binder
VP Business Development and Investor Communication Orbcomm Inc.
Tel: (703) 433-6505
Cell: [redacted]
2115 Linwood Ave
Suite 100
Fort Lee, NJ 07024

* Permission to use quotation was neither requested nor received
Certain Forward Looking Statements
Certain statements contained in this email may constitute “forward looking statements.” Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the SEC. Except as required by law, we undertake no obligation to update or revise any forward looking statements